Exhibit 10.15

Private and Confidential

October 1, 2001

Mike Luetkemeyer
22 E. Riverside Drive
Jupiter, Florida 33469

Dear Mike:

On behalf of the management team and Greg Brown, we are pleased to extend this offer of employment to you.

1.	Your position title will be Senior Vice President of Micromuse Inc. (“Micromuse” or “Company”). You will report to Greg Brown.

2.	Your start date will be October 1, 2001. No later than 24 October the Board will appoint you to the position of Chief Financial Officer and name you as the principal accounting officer of the Company.

3.
You will be paid a base salary of $10,416.67 semi-monthly, the equivalent of $250,000.00 per annum. Additionally, you are offered the opportunity of earning $175,000.00 per annum in bonus compensation, of which the first year is guaranteed, thus furthering your earning potential to $425,000.00. Bonuses will be paid per quarter based on Micromuse evaluation of individual and Company performance and are paid a month in arrears of quarter end. If the Company terminates your employment or in the event of a change of control as defined in the Company’s shareholder approved stock option plan (“Plan”), you shall be guaranteed to receive your base salary and pro rated target bonus for the year following such termination or change of control, provided you are not terminated for good cause (e.g., conviction of, or a pleas of nolo contendere with respect to, a crime involving moral turpitude or a felony; refusal to perform, or gross negligence in the performance of your duties to the Company; or an act of willful misfeasance by you that is intended to result in substantial personal enrichment at the expense of the Company or its subsidiaries or successor in interest) by the Company or its successor in interest.

Additionally, you are eligible for relocation package assistance on your planned move to the San Francisco area. Enclosed for your review is a copy of our enhanced Domestic Relocation Policy.

4.
A performance evaluation will be scheduled approximately twelve (12) months from your date of hire. At the discretion of the manager, a performance evaluation may be conducted six months from the date of hire.

5.	Stock Options: Subject to approval of the Board, you will receive a non-qualified option grant to purchase 400,000 shares of the Common Stock of Micromuse Inc. at the fair market value of the stock (the closing price) on the later of your starting date or the date approved by the Board soon after your starting date (the “Vesting Commencement Date”).

Of these option shares, 133,333 (one third (33 1/3%) are scheduled to vest on the nine month anniversary of the option grant date and the remainder of the option shares are scheduled vest in equal monthly installments over the following 27 months, subject to the terms of the applicable Option Plan documents and agreement and provided that you remain an employee of Micromuse.

In the event of a change of control of Micromuse as defined in the Plan documents, you will be entitled to accelerated vesting of unvested option shares as follows: (a) if the change of control occurs during the first nine (9) months of your employment, you will vest in 133,333 (1/3) of the 400,000 option shares, and (b) if the change of control occurs after the first nine months of your employment, then you shall vest in fifty percent (50%) of the option shares that are unvested at the time such change of control closes. The foregoing option acceleration is conditioned upon you being a regular, full-time employee in good standing at that time of the close of such change of control and that within one year of such change of control your employment is terminated or your duties are substantially decreased by Micromuse or by any successor entity.

6.	Employee benefits, effective the first of the month following your date of hire, include the following, which are subject to change by Micromuse over time:

•	Group health insurance (medical, dental, vision, EAP) that is fully paid by the Company;
•	Long term disability insurance, paid by the Company
•	Life insurance and AD&D, equivalent one times your annual base salary, paid by the Company;
•	Flexible Spending Account (pretax dollars for medical and dependent care expenses);
•	401(k) Plan, up to maximum of $10,500 per year (for year 2000).
•	10 Holidays per year
•	Up to 6 days paid time off for sick or personal business

7.	You may participate in the Employee Stock Purchase Plan (ESPP) on either of the two entry dates of February 1 or August 1 and may elect contributions of up to 15% base pay.

8.
You are required to work exclusively for Micromuse Inc. and its subsidiaries and affiliates and to accept the confidential and proprietary nature of our business. A condition of your employment is that you sign and follow the terms of the enclosed Proprietary Information, Inventions, and Non-Solicitation Agreement.

9.
As an exempt employee, you will not be eligible for overtime pay. It is expected that you will adapt your schedule to your level of responsibilities and the expectations of the Company and your customers.

10.	Normal business expenses incurred in the execution of your duties will be reimbursed in accordance with the Company’s policies and procedures.

11.	Micomuse reserves the right to rescind this offer or terminate employment upon receipt of unsatisfactory background check information.

You will indicate your acceptance of this offer by agreeing to, signing and returning the following:

a.	this offer letter, and

b.	the enclosed Proprietary Information, Inventions, and Non-solicitation Agreement;
c.	the Micromuse Application Form and accompanying forms;
d.	the Receipt and Acknowledgment of Policies and Employment At Will Agreement.

If you have any questions regarding this offer letter, please feel free to contact Jim De Golia at 415.817.1086/415.819.8026 or Greg Brown at 917.376.7727

We look forward to welcoming you to Micromuse.

Sincerely,

Frank Sole
Director of Staffing & Employee Relations
Human Resources

Enclosures

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